Exhibit 99.1

NEWS RELEASE

SPX REPORTS THIRD QUARTER 2009 RESULTS

Earnings per Share from Continuing Operations of $0.98

Net Cash from Continuing Operations of $208.8 Million

Lowers Earnings Guidance Range to $3.80 to $4.00 per Share

Raises Free Cash Flow* Guidance Range to $270 to $290 million

CHARLOTTE, NC – October 28, 2009 – SPX Corporation (NYSE:SPW) today reported results for the third quarter ended September 26, 2009:

•                  Revenues decreased 20.8% to $1.17 billion from $1.5 billion in the year-ago quarter.  Organic revenues* declined 18.6%, completed acquisitions increased reported revenues by 0.1%, and the impact of currency fluctuations decreased reported revenues by 2.3%.

•                  Segment income and margins were $156.4 million and 13.3%, compared with $207.7 million and 14.0% in the year-ago quarter.

•                  Diluted net income per share from continuing operations was $0.98, compared with $2.00 ($1.64* as adjusted) in the year-ago quarter.  The current-year quarter included special charges of $19.3 million, or $0.25 per share, related to restructuring actions compared to $4.8 million, or $0.06 per share, in the year-ago quarter.

•                  Net cash from continuing operations was $208.8 million, compared with $99.1 million in the year-ago quarter. The increase in cash flow was due primarily to improved working capital performance, offset partially by lower earnings and increased spending on restructuring.

•                  Free cash flow from continuing operations during the quarter was $194.0 million, compared with $68.1 million in the year-ago quarter.  The increase was due primarily to the items noted above, as well as lower capital expenditures in 2009.

“The global economic environment remains difficult and continues to impact our performance.  Although some macroeconomic trends appear to be pointing toward a recovery, we expect our recovery to lag the broader economy.  While orders in many of our short-cycle businesses are showing signs of stabilization, demand in our key end markets remains depressed.  We continue to experience customer-driven delays on certain large projects, particularly in our late-cycle infrastructure businesses, with orders or execution moving into 2010,” said Chris Kearney, Chairman, President and CEO.

“Accordingly, we are lowering our full year 2009 earnings guidance range to $3.80 to $4.00 per share from $4.00 to $4.30 per share. We continue to have a strong working capital focus across the company, as reflected in our third quarter cash flow performance.  This has allowed us to reduce outstanding debt by over $200 million in the quarter. Additionally, we are now raising our full year 2009 cash flow guidance range to $270 to $290 million from $230 to $270 million,” Kearney said.

“Our efforts this year have been largely focused on operational execution, maintaining liquidity and restructuring our cost base. We continue to be committed to growing and strategically investing in developing economies such as China, India, and South Africa, as well as pursuing compelling opportunities in the United States and Europe,” he added.

FINANCIAL HIGHLIGHTS – CONTINUING OPERATIONS

Flow Technology

Revenues for the third quarter of 2009 were $406.0 million compared to $493.0 million in the third quarter of 2008, a decrease of $87.0 million, or 17.6%.  Organic revenues declined 13.7%, driven by softness across all the segment’s key end markets.  The impact of currency fluctuations decreased revenues by 3.9% from the year-ago quarter.

Segment income was $49.6 million, or 12.2% of revenues, in the third quarter of 2009 compared to $55.8 million, or 11.3% of revenues, in the third quarter of 2008.  Segment income declined primarily due to the organic and currency declines noted above, offset partially by the benefits from restructuring actions taken in 2008 and in the first half of 2009.  The benefit from these restructuring actions was the primary contributor to the improvement in segment margins.

Test and Measurement

Revenues for the third quarter of 2009 were $187.6 million compared to $260.0 million in the third quarter of 2008, a decrease of $72.4 million, or 27.8%.  Organic revenues declined 26.3% in the quarter, driven primarily by the continued difficulties being experienced by vehicle manufacturers and their dealer service networks and lower demand for aftermarket products.  The impact of currency fluctuations decreased revenues by 2.1% from the year-ago quarter, while acquisitions contributed 0.6% to reported revenues.

Segment income was $12.9 million, or 6.9% of revenues, in the third quarter of 2009 compared to $30.3 million, or 11.7% of revenues, in the third quarter of 2008.  Segment income and margins declined due to the organic and currency related declines noted above.  As compared to the second quarter of 2009, segment margins improved 50 basis points as benefits were realized from cost reduction and restructuring initiatives.

Thermal Equipment and Services

Revenues for the third quarter of 2009 were $401.4 million compared to $436.8 million in the third quarter of 2008, a decrease of $35.4 million, or 8.1%.  Organic revenues declined 6.3% in the quarter, driven primarily by project timing for wet cooling systems and lower demand for seasonal heating products. The impact of currency fluctuations decreased reported revenues by 1.8% from the year-ago quarter.

Segment income was $59.2 million, or 14.7% of revenues, in the third quarter of 2009 compared to $52.4 million, or 12.0% of revenues, in the third quarter of 2008.  The increase in segment income and margins was due primarily to favorable product mix and contract execution as compared to the year-ago quarter.  These benefits were partially offset by the organic and currency declines noted above.

Industrial Products and Services

Revenues for the third quarter of 2009 were $178.6 million compared to $292.1 million in the third quarter of 2008, a decrease of $113.5 million, or 38.9%.  Organic revenues declined 38.5% in the quarter, driven primarily by volume and pricing declines for power transformers and continued softness in the solar crystal grower and hydraulic tools product lines.  The impact of currency fluctuations decreased revenues by 0.4% from the year-ago quarter.

Segment income was $34.7 million, or 19.4% of revenues, in the third quarter of 2009 compared to $69.2 million, or 23.7% of revenues, in the third quarter of 2008.  The decrease in segment income and margins was driven largely by the organic declines noted above.

OTHER ITEMS

Dividend:   On August 27, 2009, the Board of Directors announced a quarterly dividend of $0.25 per common share payable on October 2, 2009, to shareholders of record on September 15, 2009.  The second quarter 2009 dividend of $0.25 per common share was paid on July 2, 2009.

Discontinued Operations:  During the fourth quarter of 2008, the company committed to a plan to divest its automotive filtration solutions product line, which was previously reported in the Industrial Products and Services segment.

In October 2009, the company completed the sale of its interest in this product line for approximately $15.0 million.

During the second quarter of 2009, the company committed to a plan to divest a product line that was previously reported in the Industrial Products and Services segment.  The company expects the sale of this product line to be completed during the next twelve months.

The financial condition, results of operations, cash flows and anticipated losses from the sale of the product lines discussed above have been reported as discontinued operations in the attached condensed consolidated financial statements.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended September 26, 2009 with the Securities and Exchange Commission by November 5, 2009.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

SPX Corporation is a Fortune 500 multi-industry manufacturing leader. The company offers highly-specialized engineered solutions to solve critical problems for customers.

SPX is focused on providing solutions that support the expansion of global infrastructure, with particular emphasis on the growing worldwide demand for energy and power. Its innovative product portfolio, containing many energy efficient products, includes cooling systems for power plants throughout the world; custom engineered process equipment that assists a variety of flow processes including food and beverage manufacturing, oil and gas exploration, distribution and refinement and power generation; handheld diagnostic tools that aid in vehicle maintenance and repair; and power transformers that regulate voltage for electrical transmission and distribution by utility companies.

SPX is headquartered in Charlotte, North Carolina and has employees in over 40 countries worldwide. Visit www.spx.com. (NYSE: SPW)

*  Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2008.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contact:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Nine months ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Revenues	$1,173.6	$1,481.9	$3,526.7	$4,331.8

Costs and expenses:
Cost of products sold	819.0	1,040.1	2,492.0	3,025.8
Selling, general and administrative	227.4	276.0	711.5	856.5
Intangible amortization	5.6	6.4	16.0	19.7
Special charges, net	19.3	4.8	54.5	9.7
Operating income	102.3	154.6	252.7	420.1

Other expense, net	(6.6)	(10.7)	(20.4)	(9.2)
Interest expense	(22.9)	(28.3)	(68.7)	(88.7)
Interest income	1.8	3.4	6.0	7.6
Equity earnings in joint ventures	5.6	9.9	21.9	33.1
Income from continuing operations before income taxes	80.2	128.9	191.5	362.9
Income tax provision	(29.4)	(17.8)	(63.3)	(97.2)
Income from continuing operations	50.8	111.1	128.2	265.7

Income (loss) from discontinued operations, net of tax	(1.9)	1.0	(3.3)	8.7
Gain (loss) on disposition of discontinued operations, net of tax	(16.9)	6.2	(35.5)	3.1
Income (loss) from discontinued operations	(18.8)	7.2	(38.8)	11.8

Net income	32.0	118.3	89.4	277.5

Less: Net income (loss) attributable to noncontrolling interests	(14.0)	1.3	(14.4)	4.3

Net income attributable to SPX Corporation common shareholders	$46.0	$117.0	$103.8	$273.2

Amounts attributable to SPX Corporation common shareholders:
Income from continuing operations, net of tax	$48.5	$110.2	$126.8	$263.0
Income (loss) from discontinued operations, net of tax	(2.5)	6.8	(23.0)	10.2
Net income	$46.0	$117.0	$103.8	$273.2

Basic income per share of common stock
Income from continuing operations attributable to SPX Corporation common shareholders	$0.99	$2.03	$2.57	$4.90
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	(0.05)	0.13	(0.47)	0.19
Net income per share attributable to SPX Corporation common shareholders	$0.94	$2.16	$2.10	$5.09

Weighted average number of common shares outstanding - basic	49.170	54.244	49.378	53.688

Diluted income per share of common stock
Income from continuing operations attributable to SPX Corporation common shareholders	$0.98	$2.00	$2.55	$4.81
Income (loss) from discontinued operations attributable to SPX Corporation common shareholders	(0.05)	0.12	(0.46)	0.19
Net income per share attributable to SPX Corporation common shareholders	$0.93	$2.12	$2.09	$5.00

Weighted average number of common shares outstanding - diluted	49.650	55.091	49.781	54.629

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 26,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and equivalents	$438.1	$475.9
Accounts receivable, net	1,112.2	1,306.0
Inventories	592.0	666.8
Other current assets	124.9	180.6
Deferred income taxes	80.1	101.3
Assets of discontinued operations	46.6	108.2
Total current assets	2,393.9	2,838.8
Property, plant and equipment
Land	38.3	36.3
Buildings and leasehold improvements	241.5	223.5
Machinery and equipment	713.5	677.9
	993.3	937.7
Accumulated depreciation	(472.9)	(437.3)
Property, plant and equipment, net	520.4	500.4
Goodwill	1,815.2	1,769.8
Intangibles, net	652.3	646.8
Other assets	390.1	382.3
TOTAL ASSETS	$5,771.9	$6,138.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$480.0	$633.7
Accrued expenses	984.0	1,153.6
Income taxes payable	35.0	24.5
Short-term debt	45.4	112.9
Current maturities of long-term debt	76.0	76.4
Liabilities of discontinued operations	17.5	23.9
Total current liabilities	1,637.9	2,025.0

Long-term debt	1,125.0	1,155.4
Deferred and other income taxes	112.4	124.0
Other long-term liabilities	789.4	788.9
Total long-term liabilities	2,026.8	2,068.3

Equity:
SPX Corporation shareholders’ equity:
Common stock	978.1	972.3
Paid-in capital	1,416.1	1,393.9
Retained earnings	2,307.5	2,240.5
Accumulated other comprehensive loss	(88.6)	(179.9)
Common stock in treasury	(2,523.5)	(2,416.0)
Total SPX Corporation shareholders’ equity	2,089.6	2,010.8
Noncontrolling interests	17.6	34.0
Total equity	2,107.2	2,044.8
TOTAL LIABILITIES AND EQUITY	$5,771.9	$6,138.1

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine months ended
	September 26, 2009	September 27, 2008
Cash flows from (used in) operating activities:
Net income	$89.4	$277.5
Less: Income (loss) from discontinued operations, net of tax	(38.8)	11.8
Income from continuing operations	128.2	265.7
Adjustments to reconcile income from continuing operations to net cash from operating activities:
Special charges, net	54.5	9.7
Gain on sale of product line	(1.4)	—
Deferred and other income taxes	9.5	(13.1)
Depreciation and amortization	80.0	81.2
Pension and other employee benefits	40.0	41.0
Stock-based compensation	21.7	33.3
Other, net	17.0	19.2
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable and other assets	98.4	(181.1)
Inventories	45.4	(47.1)
Accounts payable, accrued expenses and other	(210.6)	(45.6)
Cash spending on restructuring actions	(47.0)	(13.9)
Net cash from continuing operations	235.7	149.3
Net cash from discontinued operations	9.7	3.6
Net cash from operating activities	245.4	152.9

Cash flows from (used in) investing activities:
Proceeds from asset sales and other	2.9	1.3
Decrease in restricted cash	8.9	—
Business acquisitions and investments, net of cash acquired	—	(12.5)
Capital expenditures	(59.7)	(76.3)
Net cash used in continuing operations	(47.9)	(87.5)
Net cash from discontinued operations	18.2	30.0
Net cash used in investing activities	(29.7)	(57.5)

Cash flows from (used in) financing activities:
Borrowings under senior credit facilities	214.0	615.0
Repayments under senior credit facilities	(316.6)	(600.0)
Borrowings under trade receivables agreement	127.0	261.0
Repayments under trade receivables agreement	(106.0)	(261.0)
Net repayments under other financing arrangements	(23.9)	(52.6)
Purchases of common stock	(113.2)	—
Proceeds from the exercise of employee stock options and other, net of minimum tax withholdings paid on behalf of employees for net share settlements	0.3	80.1
Purchase of noncontrolling interest in subsidiary	(3.2)	—
Dividends paid	(37.4)	(40.0)
Net cash from (used in) continuing operations	(259.0)	2.5
Net cash from (used in) discontinued operations	0.2	(0.5)
Net cash from (used in) financing activities	(258.8)	2.0
Change in cash and equivalents due to changes in foreign exchange rates	5.3	14.9
Net change in cash and equivalents	(37.8)	112.3
Consolidated cash and equivalents, beginning of period	475.9	354.1
Consolidated cash and equivalents, end of period	$438.1	$466.4

Cash and equivalents of continuing operations	$438.1	$466.4

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(Unaudited; in millions)

	Three months ended			Nine months ended
	September 26, 2009	September 27, 2008%		September 26, 2009	September 27, 2008%
Flow Technology

Revenues	$406.0	$493.0	-17.6%	$1,196.2	$1,519.6	-21.3%
Gross profit	133.9	148.1		401.3	469.7
Selling, general and administrative expense	81.4	89.3		244.6	288.4
Intangible amortization expense	2.9	3.0		8.5	9.1
Segment income	$49.6	$55.8	-11.1%	$148.2	$172.2	-13.9%
as a percent of revenues	12.2%	11.3%		12.4%	11.3%

Test and Measurement

Revenues	$187.6	$260.0	-27.8%	$591.2	$850.0	-30.4%
Gross profit	55.4	80.0		167.5	259.3
Selling, general and administrative expense	40.6	47.8		130.2	162.6
Intangible amortization expense	1.9	1.9		5.3	5.9
Segment income	$12.9	$30.3	-57.4%	$32.0	$90.8	-64.8%
as a percent of revenues	6.9%	11.7%		5.4%	10.7%

Thermal Equipment and Services

Revenues	$401.4	$436.8	-8.1%	$1,112.5	$1,193.0	-6.7%
Gross profit	107.0	111.6		259.4	306.9
Selling, general and administrative expense	47.1	57.9		149.4	168.3
Intangible amortization expense	0.7	1.3		1.9	4.2
Segment income	$59.2	$52.4	13.0%	$108.1	$134.4	-19.6%
as a percent of revenues	14.7%	12.0%		9.7%	11.3%

Industrial Products and Services

Revenues	$178.6	$292.1	-38.9%	$626.8	$769.2	-18.5%
Gross profit	60.9	103.9		214.8	276.6
Selling, general and administrative expense	26.1	34.5		84.3	99.8
Intangible amortization expense	0.1	0.2		0.3	0.5
Segment income	$34.7	$69.2	-49.9%	$130.2	$176.3	-26.1%
as a percent of revenues	19.4%	23.7%		20.8%	22.9%

Total segment income	$156.4	$207.7		$418.5	$573.7
Corporate expenses	19.0	25.9		61.5	80.8
Pension and postretirement expense	9.4	14.8		28.1	29.8
Stock-based compensation expense	6.4	7.6		21.7	33.3
Special charges, net	19.3	4.8		54.5	9.7
Consolidated Operating Income	$102.3	$154.6	-33.8%	$252.7	$420.1	-39.8%

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE DECLINE RECONCILIATION

(Unaudited)

	Three months ended September 26, 2009
	Net Revenue		Foreign	Organic Revenue
	Decline	Acquisitions	Currency	Decline

Flow Technology	(17.6)%	—%	(3.9)%	(13.7)%

Test and Measurement	(27.8)%	0.6%	(2.1)%	(26.3)%

Thermal Equipment and Services	(8.1)%	—%	(1.8)%	(6.3)%

Industrial Products and Services	(38.9)%	—%	(0.4)%	(38.5)%

Consolidated	(20.8)%	0.1%	(2.3)%	(18.6)%

	Nine months ended September 26, 2009
	Net Revenue		Foreign	Organic Revenue
	Decline	Acquisitions	Currency	Decline

Flow Technology	(21.3)%	—%	(7.5)%	(13.8)%

Test and Measurement	(30.4)%	0.8%	(5.2)%	(26.0)%

Thermal Equipment and Services	(6.7)%	—%	(4.2)%	(2.5)%

Industrial Products and Services	(18.5)%	—%	(0.7)%	(17.8)%

Consolidated	(18.6)%	0.2%	(5.0)%	(13.8)%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW RECONCILIATION

(Unaudited; in millions)

	Three months ended		Nine months ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Net cash from continuing operations	$208.8	$99.1	$235.7	$149.3

Capital expenditures - continuing operations	(14.8)	(31.0)	(59.7)	(76.3)

Free cash flow from continuing operations	$194.0	$68.1	$176.0	$73.0

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Nine months ended September 26, 2009

Beginning cash and equivalents	$475.9

Operational cash flow	235.7
Capital expenditures	(59.7)
Decrease in restricted cash	8.9
Proceeds from asset sales and other	2.9
Borrowings under senior credit facilities	214.0
Repayments under senior credit facilities	(316.6)
Net repayments under other financing arrangements	(23.9)
Net borrowing under trade receivable agreement	21.0
Purchases of common stock	(113.2)
Proceeds from the exercise of employee stock options and other, net of minimum tax withholdings paid on behalf of employees for net share settlements	0.3
Purchase of noncontrolling interest in subsidiary	(3.2)
Dividends paid	(37.4)
Cash from discontinued operations	28.1
Change in cash due to changes in foreign exchange rates	5.3
Ending cash and equivalents	$438.1

	Debt at				Debt at
	12/31/2008	Borrowings	Repayments	Other	9/26/2009

Term loan	$675.0	$—	$(37.6)	$—	$637.4
Domestic revolving loan facility	65.0	214.0	(279.0)	—	—
7.625% senior notes	500.0	—	—	—	500.0
7.50% senior notes	28.2	—	—	—	28.2
6.25% senior notes	21.3	—	—	—	21.3
Trade receivables financing arrangement	—	127.0	(106.0)	—	21.0
Other indebtedness	55.2	—	(23.9)	7.2	38.5

Totals	$1,344.7	$341.0	$(446.5)	$7.2	$1,246.4

SPX CORPORATION AND SUBSIDIARIES

ADJUSTED EARNINGS PER SHARE RECONCILIATION

(Unaudited)

	Three months ended		Nine months ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008

Diluted net income per share of common stock from continuing operations	$0.98	$2.00	$2.55	$4.81

Tax matters	—	(0.47)	—	(0.47)

Legal matters	—	0.11	—	0.11

Adjusted diluted net income per share of common stock from continuing operations	$0.98	$1.64	$2.55	$4.45

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW RECONCILIATION

(Unaudited; in millions)

	2009E Guidance Range

Net cash from continuing operations	$360.0	$370.0

Capital expenditures	(90.0)	(80.0)

Free cash flow from continuing operations	$270.0	$290.0